UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  January 23, 2018

SI FINANCIAL GROUP, INC.
(Exact name of registrant as specified in its charter)

Maryland	0-54241	80-0643149
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employer Identification No.)

803 Main Street, Willimantic, Connecticut  06226
(Address of principal executive offices)   (Zip Code)

(860) 423-4581
(Registrant's telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On January 23, 2018, Lauren L. Murphy, Executive Vice President and Chief Financial Officer of the Savings Institute Bank & Trust Company (the "Bank") and SI Financial Group, Inc. (the "Company") entered into a supplemental executive retirement arrangement and a split-dollar life insurance agreement with the Bank.

The supplemental executive retirement arrangement provides Ms. Murphy with an annual retirement benefit equal to 50% of the average of her three highest years of compensation with the Bank upon termination of employment (other than for cause) after attaining Normal Retirement Age (the "Normal Retirement Benefit").  In the event Ms. Murphy terminates employment prior to her Normal Retirement Age, she is eligible to receive an early retirement benefit equal to her Normal Retirement Benefit less 2% times the sum of her age and years of service is less than 80.  For purposes of the supplemental executive retirement arrangement, Normal Retirement Age means the earlier of: (i) age 65 or (ii) the date Ms. Murphy's age and years of service with the Bank total 80.   Ms. Murphy elected to receive her Normal Retirement Benefit in a single life annuity with 15 guaranteed annual payments.  In the event Ms. Murphy's employment is terminated within 24 months following a change in control of the Company, Ms. Murphy will receive her full Normal Retirement Benefit, regardless of whether she attained her Normal Retirement Age, in the same form of benefit she elected to receive her Normal Retirement Benefit.

The split-dollar life insurance agreement provides Ms. Murphy with a death benefit through bank-owned life insurance policies.  In the event Ms. Murphy dies while employed by the Bank, the split-dollar life insurance agreement entitles Ms. Murphy to 100% of the "net at risk" amount payable under the bank-owned life insurance policies.  "Net at risk" is defined as the amount by which the death benefit payable under the insurance policies exceeds the cash surrender value of the insurance policies immediately prior to Ms. Murphy's death.  In the event Ms. Murphy dies following her termination of employment, the death benefit provided under her split-dollar life insurance agreement is determined in accordance with the methodology set forth in her agreement.  However, the death benefit will not exceed the excess of the net at risk amount under the policies; provided, however, that the death benefit provided to Ms. Murphy's beneficiary will be reduced to three times her compensation (as defined in the agreement), if, as of the date of her death, she has an irrevocable election to receive a lump sum distribution of her benefits (if any) payable under her supplemental executive retirement arrangement.

In addition, Laurie Gervais, Executive Vice President and Chief Operating Officer of the Bank and the Company entered into an amended and restated supplemental executive retirement arrangement on January 23, 2018. Ms. Gervais' supplemental executive retirement arrangement is substantially similar to Ms. Murphy's agreement as described above, however, Ms. Gervais' Normal Retirement Benefit was changed in the restatement from 50% to 53% of her three highest years of compensation with the Bank upon termination of employment (other than for cause) after attaining Normal Retirement Age.

The documents will be filed as an exhibit to the Company's Annual Report on Form 10-K.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

SI FINANCIAL GROUP, INC.

DATE: January 26, 2018	By:	/s/ Rheo A. Brouillard
Rheo A. Brouillard President and Chief Executive Officer